Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Four Directors Leave CTI Board

Two Staff Promoted to Senior Management Team

Aug. 22, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) today announced the resignation of four board members – Silvano Spinelli, executive vice president of development and managing director of European operations for CTI, Erich Platzer, M.D., former chair of Novuspharma, John Fluke, Jr., chair of Fluke Capital Management, LP, a venture capital company, and Max Link, Ph.D., board chair. All resignations are effective immediately, except for Link who will leave at the end of September.

Also announced is the promotion of two vice presidents to executive vice president and to the senior management team. Jade Brown, MBA, was promoted to executive vice president and chief business officer, and Scott Stromatt, M.D., was promoted to executive vice president, clinical development and regulatory affairs. Brown, 37, joined the company in 2004 and Stromatt, 48, in 2002.

The announcements came following a meeting of the CTI board of directors in New York on Friday, August 19, 2005.

“CTI is a different company today than when Novuspharma was acquired and does not need the degree of infrastructure and resources the merger provided,” said James A. Bianco, M.D., President and CEO of CTI. “Our focus is getting a new drug application (NDA) for XYOTAX filed and completing an interim analysis on the pixantrone pivotal study. The Company also needs to maintain adequate operating capital to see us through these major milestones. Bringing Jade and Scott onto the senior management team is a sign of our commitment to advance the development and potential commercialization of these late stage products. I look forward to working with the board to bring additional talent to our board of directors.”

“The resigning board members felt there was a need for a change in the leadership of the company,” said Phillip M. Nudelman, Ph.D., chair of the board’s Nominating and Governance Committee. “The other members of the board, however, demonstrated their commitment to the current CEO and the strategic direction the company’s management team is pursuing. We thank

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the departing board members for their service to the company. The Nominating and Governance Committee has several new candidates it is actively considering for nomination to the board.”

Spinelli became part of CTI’s board as a result of the 2004 merger with Novuspharma. He was a co-founder of Novuspharma and served as its CEO from January 1999 through December 2003. Platzer also joined CTI’s board as a result of the Novuspharma merger. He had served as Novuspharma’s chair. Fluke joined the board in November 2003. Link joined the board in July 1995 as vice chairman and has served as chairman since January 1996.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about appointing additional directors and future operating results and risks and uncertainties that could affect the development of XYOTAX and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, that the Company may not be able to appoint additional directors in a timely fashion, the potential failure of XYOTAX to prove safe and effective or to advance toward commercialization and be approved for use in non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, and determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX and pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

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Investors	Media

Cell Therapeutics, Inc.	Cell Therapeutics, Inc.
Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

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